Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

BELLIES & MORCOM 1995 (USA), INC.

* * * * *

1.	The name of the corporation is BELLISS & MORCOM 1995 (USA), Inc.

2.            The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.            The total number of shares or stock which the corporation shall have authority to issue is One Thousand Five Hundred (1,500); all of such shares shall be without par value.

5.            The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.	The name and mailing address of the sole incorporator is:

D. M. Dembkowski

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of May, 1995.

     /s/ D. M. Dembkowski

Sole Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

*****

BELLISS & MORCOM 1995 (USA), INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of Belliss & Morcom 1995 (USA), Inc. by the unanimous written consent of its members, filed with the Minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:-

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is Belliss & Morcom (USA) Inc.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon written waiver of notice signed by all stockholders at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Belliss & Morcom 1995 (USA), Inc. has caused this certificate to be signed by MICHAEL NOAKES, its sole Director, this 24 day of November, 1995

       /s/ Michael Noakes

By Michael Noakes, Director